Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002

NEWS RELEASE

Natural Resource Partners L.P.
Reports Record
Second Quarter 2005 Results
And Increases 2005 Guidance
Second Quarter Highlights:
•	Net income increases 65% over 2Q04 to $25.0 million or $0.92 per unit

•	Coal royalty revenues increase 45% over 2Q04 to $38.0 million

•	Distributable cash flow increases 90% over 2Q04 to $29.1 million

•	Quarterly distribution increases 19% over 2Q04 to $0.7125 per unit
HOUSTON, August 3, 2005 — Natural Resource Partners L.P. (NYSE: NRP) today reported second quarter 2005 net income rose 65% to a record $25.0 million, or $0.92 per unit, compared to $15.1 million or $0.58 per unit for the same period last year. Distributable cash flow for the second quarter increased 90% to $29.1 million, another record, from $15.3 million last year.
For the six months ended June 30, 2005, NRP reported net income increased 73% to $45.4 million compared to $26.3 million for the same period last year, while distributable cash flow rose 66% to $52.8 million from $31.8 million in 2004. Net income per unit improved 61% to $1.69 per unit from $1.05 per unit.
“The numerous accretive acquisitions we have completed since our initial public offering are cumulatively paying real benefits to our unitholders. Our growth has given us more financial flexibility with respect to future acquisition opportunities,” said Chief Operating Officer Nick Carter.
Second Quarter Financial Results
Total revenues for the second quarter of 2005 increased 41% to $41.7 million from $29.5 million for the same period last year. As a result of increases in both average coal royalty revenues per ton and production, coal royalty revenues grew 45% to $38.0 million compared to $26.2 million last year. Average coal royalty revenues per ton rose 23% to $2.69 from $2.18 while production by NRP’s lessees also increased 17% to 14.1 million tons over the 12.0 million tons for the same period last year. Approximately 8% of the tonnage increase is associated with acquisitions since

NRP Reports Record Second Quarter 2005 Results	Page 2 of 9
the prior period. Other revenues increased 34% to $1.5 million primarily due to increases in both wheelage and oil and gas revenues.
Total expenses increased to $14.5 million, or 23% over the same period last year. Depletion and amortization grew 20% to $8.6 million resulting from increased production and higher depletion on properties acquired. General and administrative expenses increased to $3.2 million for the second quarter from $2.4 million for the same period last year primarily due to higher incentive compensation expense related to the improved market value of NRP units at June 30, 2005 and additional personnel.
Six Months Financial Results
NRP’s total revenues increased 40% to $77.9 million in 2005 from $55.9 million for the same period last year. Coal royalty revenues for 2005 rose 44% to $70.5 million compared to $49.0 million for the same period in 2004. This significant increase results from both a 27% increase in average per ton royalty revenue to $2.62 and a 14% increase in production to 26.9 million tons. For the first six months of 2005 approximately 33% of NRP’s coal royalty revenues were from metallurgical coal, which is priced higher than steam coal. This compares to approximately 31% for the 2004 time period. Appalachian production increased 8%, the Illinois Basin increased 21% and Northern Powder River Basin production increased approximately 81%. Other revenue rose 44% to $2.7 million primarily due to additional wheelage income and increases in oil and gas income.
Total expenses for the first half of 2005 increased 19% to $28.1 million over the comparable period in 2004. Depletion and amortization increased 16% as a result of higher production. General and administrative expenses increased $1.4 million over last year due primarily to a $0.9 million increase in the incentive compensation accrual as a result of the increase in the unit price.
2005 Outlook
“Our lessees have continued to reward us on the upside with increasing price realizations, leading us to increase our guidance for 2005,” said Nick Carter. “We now expect total revenues to range between $143 million and $150 million generating net income of approximately $75 million to $85 million or $2.75 to $3.15 per unit.” Further details are provided in the attached schedule.
Financing Activities
On July 19, 2005, NRP completed a private placement of $50 million on senior unsecured notes and committed to issue an additional $50 million of senior notes on January 19, 2006. Proceeds from the first $50 million were used to repay borrowings under the Partnership’s existing revolving credit facility. The senior notes will begin amortizing in July 2008 and bear interest at 5.05% with an average life of approximately nine years.

NRP Reports Record Second Quarter 2005 Results	Page 3 of 9
Distributions
On July 20, 2005, NRP announced its eighth consecutive increase in its quarterly distribution, raising the distribution to $0.7125 per unit, or $2.85 per unit on an annualized basis. This represents a 19% increase in Natural Resource Partners’ distributions compared to the second quarter of 2004.
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin.
For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.
Forward Looking Statements
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include all statements regarding the 2005 outlook. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Disclosure of Non-GAAP Financial Measures
Distributable cash flow represents cash flow from operations less actual principal payments and cash reserves set aside for scheduled principal payments on the senior notes. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. A reconciliation of distributable cash flow to net cash provided by operating activities is included in the tables attached to this release. Distributable cash flow may not be calculated the same for NRP as other companies.
- financials follow-

NRP Reports Record Second Quarter 2005 Results	Page 4 of 9
Natural Resource Partners L.P.
Operating Statistics
(In thousands except per ton data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004
Coal royalty revenues:
Appalachia	$34,345	$24,390	$63,997	$45,672
Illinois Basin	1,093	783	2,400	1,498
Northern Powder River Basin	2,519	1,006	4,090	1,857

Total	$37,957	$26,179	$70,487	$49,027

Coal Royalty Production (tons):
Appalachia	11,740	10,537	22,611	20,868
Illinois Basin	707	692	1,574	1,298
Northern Powder River Basin	1,665	806	2,697	1,492

Total	14,112	12,035	26,882	23,658

Average royalty revenue per ton:
Appalachia	$2.93	$2.31	$2.83	$2.19
Illinois Basin	1.55	1.13	1.52	1.15
Northern Powder River Basin	1.51	1.25	1.52	1.24

Total	$2.69	$2.18	$2.62	$2.07

NRP Reports Record Second Quarter 2005 Results	Page 5 of 9
Natural Resource Partners L.P.
Consolidated Statements of Income
(In thousands, except per unit data)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenues:
Coal royalties	$37,957	$26,179	$70,487	$49,027
Property taxes	1,547	1,278	2,981	2,584
Minimums recognized as revenue	481	165	934	928
Override royalties	209	757	824	1,434
Other	1,503	1,118	2,718	1,886

Total revenues	41,697	29,497	77,944	55,859
Operating costs and expenses:
Depletion and amortization	8,625	7,214	16,504	14,283
General and administrative	3,162	2,422	6,474	5,133
Property, franchise and other taxes payable	1,954	1,712	3,784	3,369
Coal royalty and override payments	745	398	1,298	786

Total operating costs and expenses	14,486	11,746	28,060	23,571

Income from operations	27,211	17,751	49,884	32,288
Other income (expense)
Interest expense	(2,570)	(2,683)	(5,027)	(6,098)
Interest income	331	60	562	112

Net income	$24,972	$15,128	$45,419	$26,302

Net income attributable to:
General partner(1)	$1,155	$394	$1,985	$641

Other holders of incentive distribution rights(1)	$353	$49	$580	$61

Limited partners	$23,464	$14,685	$42,854	$25,600

Basic and diluted net income per limited partner unit:
Common	$.92	$.58	$1.69	$1.05

Subordinated	$.92	$.58	$1.69	$1.05

Weighted average number of units outstanding:
Common	13,987	13,987	13,987	12,902

Subordinated	11,354	11,354	11,354	11,354

(1)  Other holders of the incentive distribution rights (IDRs) include the WPP Group (25%) and NRP Investment LP (10%). The net income allocated to the general partner includes the general partner’s portion of the IDRs (65%).

NRP Reports Record Second Quarter 2005 Results	Page 6 of 9
Natural Resource Partners L.P.
Statements of Cash Flows
(In thousands)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004
Cash flows from operating activities:
Net income	$24,972	$15,128	$45,419	$26,302
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion and amortization	8,625	7,214	16,504	14,283
Non-cash interest charge	54	292	125	585
Change in operating assets and liabilities:
Accounts receivable	(979)	(1,265)	(3,369)	(3,208)
Other assets	351	348	601	657
Accounts payable	161	(218)	(124)	(422)
Accrued interest	(2,078)	(2,430)	169	(414)
Deferred revenue	(176)	(1,860)	(2,331)	(1,792)
Accrued incentive plan expenses	1,219	656	1,224	485
Property, franchise and other taxes payable	(771)	(295)	(770)	15

Net cash provided by operating activities	31,378	17,570	57,448	36,491

Cash flows from investing activities:
Acquisition of land, coal and other mineral rights	—	(1,673)	(21,544)	(77,332)

Net cash used in investing activities	—	(1,673)	(21,544)	(77,332)

Cash flows from financing activities:
Proceeds from loans	—	—	18,000	75,500
Repayment of loans	(9,350)	(9,350)	(9,350)	(111,850)
Distributions to partners	(18,371)	(14,918)	(35,897)	(27,951)
Contributions by general partner	—	—	—	2,147
Proceeds from sale of 5,250,000 common units, net of transaction costs	—	(66)	—	200,355
Redemption of 2,616,752 common units from Arch Coal, Inc., net of transaction costs	—	—	—	(100,121)

Net cash provided by (used in) financing activities	(27,721)	(24,334)	(27,247)	38,080

Net increase or (decrease) in cash and cash equivalents	3,657	(8,437)	8,657	(2,761)
Cash and cash equivalents at beginning of period	47,103	29,996	42,103	24,320

Cash and cash equivalents at end of period	$50,760	$21,559	$50,760	$21,559

SUPPLEMENTAL INFORMATION:
Cash paid during the period for interest	$4,575	$4,821	$4,712	$5,927

NRP Reports Record Second Quarter 2005 Results	Page 7 of 9
Natural Resource Partners L.P.
Consolidated Balance Sheets
(In thousands)

	June 30,	December 31,
	2005	2004
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$50,760	$42,103
Accounts receivable	18,446	15,058
Accounts receivable – affiliate	6	25
Other	285	786

Total current assets	69,497	57,972
Land	14,110	13,721
Coal and other mineral rights, net	530,961	523,844
Loan financing costs, net	1,737	1,837
Other assets, net	1,968	2,552

Total assets	$618,273	$599,926

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities:
Accounts payable	$479	$576
Accounts payable – affiliate	78	105
Current portion of long-term debt	9,350	9,350
Accrued incentive plan expenses – current portion	1,685	1,559
Property, franchise and other taxes payable	2,690	3,460
Accrued interest	435	266

Total current liabilities	14,717	15,316
Deferred revenue	15,498	15,847
Accrued incentive plan expenses	4,369	3,271
Long-term debt	164,950	156,300
Partners’ capital:
Common units (outstanding: 13,986,906)	248,503	243,814
Subordinated units (outstanding: 11,353,658)	161,280	157,324
General partner’s interest	9,439	8,802
Holders of incentive distribution rights	345	105
Accumulated other comprehensive loss	(828)	(853)

Total partners’ capital	418,739	409,192

Total liabilities and partners’ capital	$618,273	$599,926

NRP Reports Record Second Quarter 2005 Results	Page 8 of 9
Natural Resource Partners L.P.
Reconciliation of GAAP “Net cash provided by operating activities”
To Non-GAAP “Distributable cash flow”
(in thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004
	(Unaudited)
Cash flow from operations	$31,378	$17,570	$57,448	$36,491
Less scheduled principal payments	(9,350)	(9,350)	(9,350)	(9,350)
Less reserves for future principal payments	(2,350)	(2,350)	(4,700)	(4,700)
Add reserves used for scheduled principal payments	9,400	9,400	9,400	9,400

Distributable cash flow	$29,078	$15,270	$52,798	$31,841

NRP Reports Record Second Quarter 2005 Results	Page 9 of 9
Natural Resource Partners L.P.
Guidance
(dollars and tons in millions except per unit amounts)

	Full Year 2005
	(Range)
Coal royalty production (tons)
Appalachia	42.0	—	44.0
Illinois Basin	2.0	—	2.5
Northern Powder River Basin	5.0	—	5.5

Total	49.0	—	52.0

Coal royalty revenues
Appalachia	$120.0	—	$123.0
Illinois Basin	3.0	—	4.0
Northern Powder River Basin	7.0	—	8.0
Total	$130.0	—	$135.0

Revenues
Coal royalty revenues	$130.0	—	135.0
Other revenues (1)	13.0	—	15.0

Expenses
Depletion and amortization	$30.0	—	$34.0
General and administrative	12.0	—	14.0
Other expenses (2)	9.0	—	11.0

Other expenses
Interest expense (net)	$9.0	—	$10.0

Net income	$75.0	—	$85.0

Net income per unit	$2.75	—	$3.15

Scheduled principal payments	$9.4	—	$9.4

Distributable cash flow (3)	$100.0	—	$110.0

(1)	Other revenues consist of property taxes, minimums, oil & gas, timber, overrides, wheelage and rentals.

(2)	Other expenses include property, franchise and other taxes, override payments, coal royalty payments, and non-participating royalty interests.

(3)	Distributable cash flow represents net income plus depletion and amortization minus scheduled principal payments on NRP senior notes. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly-traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. We believe that “net cash provided by operating activities” would be the most comparable financial measure to distributable cash. However, due to the substantial uncertainties associated with forecasting future changes to operating assets and liabilities, we cannot provide guidance on forward-looking net cash provided by operating activities or provide reconciliations of distributable cash flow to that measure.
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